UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 22, 2006

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

References in this report on Form 8-K to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. Some of the things that could cause our actual results to differ from our expectations are: the competitive environment and other trends in our industry; changes in our operating costs including fuel, which can be volatile; our ability to meet our cost reduction goals; our inability to achieve or maintain profitability and fluctuations in our quarterly results; our significant indebtedness; our inability to secure new aircraft financing; the implementation of our growth strategy; the timing of the MD-80 fleet disposal, the market value of MD-80 aircraft, and the amounts of potential lease termination payments with lessors and sublease payments from sublessees; compliance with our financial covenants; potential downgrades of our credit ratings and the availability of financing; the concentration of our revenue from a few key markets; general economic conditions, as well as economic conditions in the geographic regions we serve; actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities; insurance costs; labor disputes; our ability to attract and retain qualified personnel; an aircraft accident or incident; liability and other claims asserted against us; operational disruptions; increases in government fees and taxes; changes in laws and regulations; our reliance on automated systems; and our reliance on third-party vendors and partners. For a discussion of these and other risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and Item 1A of the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2006. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results; performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ITEM 7.01. Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2006. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel and other noted items, provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of financial performance without mark-to-market hedging gains and losses is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Alaska Airlines

In November 2006, Alaska Airlines made a voluntary contribution of $50 million in cash to four defined benefit pension plans covering 7,300 employees in its airport, dispatch, maintenance, management and pilot work groups. Combined with a $71.9 million voluntary contribution made early this year, the airline has strengthened its defined benefit pension plans by nearly $122 million in 2006.

During the third quarter, Alaska recorded a pretax charge of $28.6 million related to a voluntary severance package offered to clerical, office and passenger service employees (COPS), and the ramp service and stores agents (RSSA), all represented by the International Association of Machinists (IAM). Our charge was based on the number of eligible individuals who had given preliminary acceptance of the severance offer. In November, the Company recorded a favorable adjustment of $7.4 million pretax as a result of the decision by approximately 125 employees to withdraw their original election to participate in the program.

Our forecast for fourth quarter unit costs at Alaska, including the above adjustment, is as follows:

	Forecast Q4 2006	Change Yr/Yr
Capacity (ASMs in millions)	5,750	4%
Fuel gallons (000,000)	86.6	1%
Cost per ASM as reported on a GAAP basis (cents)*	10.8 –10.9	(4-5%)
Add: IAM restructuring adjustment (cents)*	0.1	NM
Less: Fuel cost per ASM (cents)*	3.0	(12%)

Cost per ASM excluding fuel (cents)*	7.9 – 8.0	0 -1%

NM = Not meaningful

*	For Alaska, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ from actual results due to the volatility of fuel prices. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of fuel hedging gains that we expect to realize on settled hedges during the quarter and actual mark-to-market hedging gains/losses recognized in October and November for hedges that settle in future periods. See pages 5 and 6 for additional information regarding fuel costs.

Our unit cost guidance has increased modestly because of a slight reduction in expected ASMs coupled with an increase in our estimate of maintenance costs, wages and benefits and passenger remuneration costs, largely associated with a recent wind storm in the Seattle and Portland areas.

Alaska’s November traffic increased 2.5% to 1.400 billion RPMs from 1.366 billion flown a year earlier. Capacity for November was 1.879 billion ASMs, 3.5% higher than the 1.816 billion in November 2005. The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 74.5%, compared to 75.2% in November 2005. The airline carried 1,360,800 passengers compared to 1,345,000 in November 2005.

Year-over-year total RASM was up 7.1% in November 2006, reflecting a 4.9% increase in passenger RASM coupled with an increase in Mileage Plan, freight and mail revenues compared to November 2005. The increase in passenger RASM is mainly due to higher yields offset by a slight decline in load factor. In October 2006, passenger RASM increased 5.2% compared to October 2005. However, total RASM increased 3.2% because of lower Mileage Plan revenues, and flat freight and mail revenues.

Horizon Air

	Forecast Q4 2006	Change Yr/Yr
Capacity (ASMs in millions)	909	6%
Fuel gallons (000,000)	14.0	11%
Cost per ASM as reported on a GAAP basis (cents)*	17.8 - 17.9	3 - 4%
Less: Fuel cost per ASM (cents)*	3.0	(12%)

Cost per ASM excluding fuel (cents)*	14.8 - 14.9	8%

*	For Horizon, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of fuel hedging gains that we expect to realize on settled hedges during the quarter and actual mark-to-market hedging gains/losses recognized in October and November for hedges that settle in future periods. See page 6 for additional information regarding fuel costs.

The increase in Horizon’s unit cost guidance is attributable mainly to an increase in our forecast of maintenance costs.

Horizon’s November traffic increased 4.4% to 215.4 million RPMs from 206.3 million flown a year earlier. Capacity for November was 291.9 million ASMs, 4.5% higher than the 279.2 million in November 2005. The passenger load factor for the month was 73.8%, compared to 73.9% in November 2005. The airline carried 548,500 passengers compared to 523,500 in November 2005.

Year-over-year total RASM was up 7.4% in November. RASM from the Frontier contract flying increased 7.0% from November 2005 due to higher yields, offset by a decline in load factor. RASM from Native Network flying increased 6.0% primarily due to higher yields. The allocation of Horizon’s ASMs is summarized as follows:

	% of ASMs	RASM change
Native Network	77%	6.0%
Frontier contract	23%	7.0%

In October 2006, total RASM increased 3.0% compared to October 2005 primarily due to increasing yields.

Air Group (Consolidated)

Fourth Quarter EPS forecast

While actual December revenue and expenses are not yet known and could vary significantly from our current expectations, we reiterate the guidance we first disclosed at an investor conference on December 7th that we expect our fourth quarter results, after adjusting for special items, to be approximately break-even.

Other Financial Information

Liquidity and Capital Resources

As of November 30, 2006, Air Group cash and short-term investments totaled approximately $1.10 billion.

PDP Facility Payment

During November, Alaska made an additional principal payment on its pre-delivery payment facility of approximately $66 million.

Website Sales

In a press release dated December 18, 2006, we announced that alaskaair.com/horizonair.com passed $1 billion in sales for the first time in a single calendar year. This total does not include vacation sales which can also be booked through the website.

Fuel Hedging

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods that exclude the mark-to-market hedging gains/losses recorded on a GAAP basis and include the cash received or due on hedge positions settled during the period (although the related impact may have been recognized for financial reporting purposes in a prior period). We refer to this as the comparison of “economic fuel cost,” which is presented below in the aggregate for October and November 2006.

Calculation of Economic Fuel Cost Per Gallon

October and November 2006 (unaudited)	Alaska Airlines ($ in millions)	Alaska Airlines Cost/Gal	Horizon Air ($ in millions)	Horizon Air Cost/Gal
Raw or “into-plane” fuel cost	$117.6	$2.05	$18.3	$2.01
Less: gains on settled hedges*	(4.9)	(0.09)	(0.8)	(0.09)

Economic fuel expense	$112.7	$1.96	$17.5	$1.92

Add: Mark-to-market losses related to hedges that settle in future periods, including the reclassification of previously recorded mark-to-market gains on settled hedges*	5.1	0.09	0.8	0.09

GAAP fuel expense*	$117.8	$2.05	$18.3	$2.01

*	Beginning in the first quarter of 2006, the Company records all fuel hedging activity, including mark-to-market gains and losses, in aircraft fuel expense.

The majority of the Company’s hedge instruments are call options, which allow the Company to benefit if fuel prices decline. Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Fourth Quarter 2006	35%	$46.10
First Quarter 2007	50%	$58.78
Second Quarter 2007	40%	$57.66
Third Quarter 2007	36%	$55.54
Fourth Quarter 2007	26%	$57.28
First Quarter 2008	22%	$60.96
Second Quarter 2008	16%	$63.47
Third Quarter 2008	14%	$63.20
Fourth Quarter 2008	16%	$63.56

Operating Fleet Plan

The following table provides a fleet summary for Alaska and Horizon for actual airplanes on hand as of the date of this report.

Alaska Airlines	Seats	On Hand December 22, 2006
B737-200C	111	4
B737-400F**	—	1
B737-400	144	39
B737-700	124	22
B737-800	157	15
B737-900	172	12
MD-80	140	23

Total		116

Horizon Air

	Seats	On Hand December 22, 2006
Q200	37	28
Q400	74	20
CRJ 700	70	21

Total		69

The following table summarizes firm aircraft commitments for Alaska (B737-800) and Horizon (Q400) by year. There are no more deliveries scheduled in 2006.

	2007	2008	2009	2010	Thereafter	Total
B737-800	14	11	4	6	3	38
Q-400	13	—	—	—	—	13

Totals	27	11	4	6	3	51

In addition to the firm orders noted above, Alaska has options to acquire 25 additional B737-800s and purchase rights for 27 more. The company expects to exercise additional options and purchase rights on B737-800 order in the future as a result of acceleration of the retirement of its MD-80 fleet. Horizon has options to acquire 19 Q400s and 15 CRJ700s.

Giving consideration to the current fleet transition plan, the following table displays the currently anticipated fleet count for Alaska as of December 31, 2006, 2007 and 2008:

	2006	2007	2008
737-200	2	0	0
MD80	23	15	0
737-400	39	35	35
737-400F**	1	1	1
737-400C**	—	4	4
737-700	22	20	20
737-800*	15	29	42
737-900	12	12	12

Totals	114	116	114

*	Includes options for one aircraft in 2008, which has not yet been exercised. The total also assumes Alaska will identify one airplane for delivery in 2008 for which the Company has not secured a delivery position.

**	F=Freighter; C=Combination freighter/passenger

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: December 22, 2006

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer